Exhibit 99.1

News Release

Wabtec Reports Results For 3Q, Updates Guidance

WILMERDING, PA, Oct. 24, 2017 – Wabtec Corporation (NYSE: WAB) today reported results for the third quarter and updated its financial guidance for 2017.

2017 Third Quarter Consolidated Results

•	Sales were $958 million, a 42 percent increase compared to the year-ago quarter, as sales from acquisitions, mainly in the Transit Group, more than offset slightly lower organic sales. Changes in foreign exchange rates increased sales by $7 million compared to the year-ago quarter.

•	Income from operations was $102 million including expenses of $20 million for contract adjustments and $6 million for restructuring and integration actions. Excluding these expenses, the company’s operating margin was 13.4 percent, slightly better than its adjusted operating margin in the first half of the year.

•	Net interest expense was $18 million, reflecting a higher debt balance due mainly to the Faiveley Transport acquisition in late 2016.

•	Other expense was $2.9 million, mainly due to a non-cash foreign exchange loss.

•	Income tax expense was $13 million including a benefit of $10 million related to adjustments of foreign deferred tax liabilities. Excluding the tax benefit, the effective tax rate was 28 percent.

•	Earnings per diluted share were 70 cents including expenses of 18 cents per diluted share for the contract adjustments and restructuring and integration actions. Excluding these items, adjusted earnings per diluted share were 88 cents.

2017 Third Quarter Segment Results

•	In the Transit segment, sales increased 97 percent and income from operations decreased 7 percent compared to the year-ago third quarter. Transit sales increased by $304 million, primarily due to sales from acquisitions of $290 million. Changes in foreign exchange rates increased sales by $5 million. Income from operations included expenses for contract adjustments and restructuring and integration of $18 million. Excluding these expenses, adjusted income from operations increased 29 percent, with an operating margin of 10.7 percent.

•	In the Freight segment, sales decreased 6 percent and income from operations decreased 21 percent. Freight sales decreased by $22 million, primarily due to lower sales from original equipment rail products. Acquisitions increased sales by $41 million and changes in foreign exchange rates increased sales by $2 million. Income from operations included expenses for contract adjustments and restructuring and integration of $7 million. Excluding these expenses, adjusted income from operations decreased 12 percent, with an operating margin of 20.2 percent.

Cash Flow Summary

•	Cash from operations was $40 million for the third quarter. For the first nine months of 2017, cash from operations decreased compared to the same period of 2016 mainly due to an increase in working capital.

•	At Sept. 30, the company had cash of $228 million and debt of $1.9 billion. Total debt was 6 percent lower than at the end of the second quarter.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

News Release

Backlog and Other Information

•	During the quarter, the company’s total, multi-year backlog increased 2 percent compared to the second quarter, to a record $4.5 billion. The company’s 12-month backlog, a subset of the total, increased 5 percent to a record $2.2 billion. Recent new orders include projects in all major markets around the world and in all major product categories, including contracts worth more $100 million to supply a variety of components and systems for the new generation of double deck trains for Paris.

•	Following the end of the quarter, Wabtec acquired AM General Contractor, a manufacturer of fire protection and extinguishing systems, mainly for transit rail cars. Based in Europe, AM has annual sales of about $25 million.

2017 Guidance Update

Based on its year-to-date results and fourth quarter forecast, Wabtec expects revenues for the year to be about $3.8 billion and earnings per diluted share to be between $3.45-$3.50 excluding expenses for restructuring, integration and contract adjustments. The company’s adjusted operating margin target in the fourth quarter is about 15 percent.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Excluding the contract adjustments and restructuring and integration expenses, our third quarter results were in line with our expectations. Although we have faced challenging market conditions this year, we have also seen many positive developments, too. During the third quarter our transit business once again grew its record backlog, winning orders throughout our major geographic markets and product categories. Our freight revenues and backlog have remained mostly flat for the past four quarters, indicating a level of stability, and we are seeing a slight pick-up in the aftermarket. We expect a strong finish to the year based on our existing backlog and increasing synergies.

“In addition, we have continued to make meaningful progress in the Faiveley integration, combining the best technologies, processes and practices from each company, less than one year after completing the acquisition. Last week, we presented to our Board of Directors our first strategic plan with Faiveley as part of Wabtec, and it was received enthusiastically. Based on this plan, we’re excited about our worldwide growth opportunities and our ability to drive margin improvement through the application of lean principles and the Wabtec Excellence Program.”

Wabtec Corporation (www.wabtec.com) is a leading global provider of equipment, systems and value-added services for transit and freight rail. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future sales and earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in the expected timing of projects; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2017	Third Quarter 2016	For the Nine Months 2017	For the Nine Months 2016
Net sales	$957,931	$675,574	$2,806,218	$2,171,206
Cost of sales	(704,728)	(463,093)	(2,009,345)	(1,466,156)

Gross profit	253,203	212,481	796,873	705,050
Gross profit as a % of Net Sales	26.4%	31.5%	28.4%	32.5%

Selling, general and administrative expenses	(117,838)	(70,757)	(367,753)	(241,118)
Engineering expenses	(24,709)	(16,289)	(71,511)	(52,271)
Amortization expense	(8,645)	(5,339)	(27,039)	(16,100)

Total operating expenses	(151,192)	(92,385)	(466,303)	(309,489)
Operating expenses as a % of Net Sales	15.8%	13.7%	16.6%	14.3%

Income from operations	102,011	120,096	330,570	395,561
Income from operations as a % of Net Sales	10.6%	17.8%	11.8%	18.2%

Interest expense, net	(17,893)	(6,057)	(51,025)	(15,897)
Other (expense) income, net	(2,933)	1,188	(2,166)	113

Income from operations before income taxes	81,185	115,227	277,379	379,777

Income tax expense	(12,746)	(32,799)	(64,776)	(112,701)

Effective tax rate	15.7%	28.5%	23.4%	29.7%

Net Income	68,439	82,428	212,603	267,076
Less: Net (Gain) Loss attributable to noncontrolling interest	(1,040)	—	710	—

Net income attributable to Wabtec shareholders	$67,399	$82,428	$213,313	$267,076

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.70	$0.92	$2.23	$2.94

Diluted
Net income attributable to Wabtec shareholders	$0.70	$0.91	$2.22	$2.92

Weighted average shares outstanding
Basic	95,709	89,589	95,163	90,546

Diluted	96,316	90,293	95,807	91,316

Segment Information
Freight Net Sales	$340,185	$361,998	$1,032,959	$1,201,734
Freight Income from Operations	$61,596	$77,999	$196,328	$276,990
Freight Operating Margin	18.1%	21.5%	19.0%	23.0%

Transit Net Sales	$617,746	$313,576	$1,773,259	$969,472
Transit Income from Operations	$47,531	$51,164	$155,901	$148,321
Transit Operating Margin	7.7%	16.3%	8.8%	15.3%

Backlog Information (Note: 12-month is a sub-set of total)
	September 30, 2017	June 30, 2017
Freight Total	$610,686	$611,174
Transit Total	$3,920,280	$3,843,046

Wabtec Total	$4,530,966	$4,454,220

Freight 12-Month	$419,659	$413,231
Transit 12-Month	$1,822,208	$1,729,153

Wabtec 12-Month	$2,241,867	$2,142,384

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited
	September 30, 2017	December 31, 2016
In thousands
Cash and cash equivalents	$228,080	$398,484
Receivables, net	1,144,339	942,508
Inventories	764,781	658,510
Current assets - other	139,925	868,129

Total current assets	2,277,125	2,867,631
Property, plant and equipment, net	550,367	518,376
Goodwill	2,384,758	2,078,765
Other intangibles, net	1,140,387	1,053,860
Other long term assets	97,013	62,386

Total assets	$6,449,650	$6,581,018

Current liabilities	$1,465,440	$1,446,639
Long-term debt	1,824,156	1,762,967
Long-term liabilities - other	423,685	394,587

Total liabilities	3,713,281	3,604,193
Shareholders’ equity	2,717,702	2,205,977
Non-controlling interest	18,667	770,848

Total shareholders’ equity	$2,736,369	$2,976,825

Total Liabilities and Shareholders’ Equity	$6,449,650	$6,581,018

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited
	Nine Months Ended September 30,
	2017	2016
In thousands
Net cash provided by operating activities	$26,511	$246,893
Net cash used in investing activities	(149,824)	(115,891)
Net cash used in financing activities	(70,049)	(112,336)
Effect of changes in currency exchange rates	22,958	5,525

(Decrease) increase in cash	(170,404)	24,191
Cash, beginning of period	398,484	226,191

Cash, end of period	$228,080	$250,382

Set forth below is the calculation of the non-GAAP performance measures included in this press release. We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Reconciliation of Reported Results to Adjusted Results

(in millions)	Third Quarter 2017
	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Minority Interest	Wabtec Net Income	EPS
Reported Results	$253.2	$(151.2)	$102.0	$(20.8)	$(12.7)	$(1.0)	$67.5	$0.70
Integration & Restructuring costs	—	5.9	5.9	—	(1.6)	—	4.3	$0.04
Contract Adjustments	20.4	—	20.4	—	(7.1)	—	13.3	$0.14
Tax on Opening Balance Sheet Adjustments	—	—	—	—	0.5	—	0.5	$0.01

Adjusted Results	$273.6	$(145.3)	$128.3	$(20.8)	$(20.9)	$(1.0)	$85.6	$0.88

Reconciliation of Reported Results to Adjusted Results

(in millions)	Year-to-Date 2017
	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Minority Interest	Wabtec Net Income	EPS
Reported Results	$796.9	$(466.3)	$330.6	$(53.2)	$(64.8)	$0.7	$213.3	$2.22
One-Time Costs Related to Inventory Step-up	3.4	—	3.4	—	(0.9)	—	2.5	$0.03
Integration & Restructuring costs	—	20.4	20.4	(2.2)	(4.9)	—	13.2	$0.14
Tax on Opening Balance Sheet Adjustments	—	—	—	—	3.0	—	3.0	$0.03
Contract Adjustments	20.4	—	20.4	—	(7.1)	—	13.3	$0.14
Minority Interest Adjustment	—	—	—	—		(1.9)	(1.9)	$(0.02)

Adjusted Results	$820.7	$(445.9)	$374.8	$(55.4)	$(74.7)	$(1.2)	$243.3	$2.52